Exhibit 16

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into as of December __, 2005 by and among Velocity Express, Inc., formerly known as Corporate Express Delivery Systems (“VEI”), Velocity Express Corporation (“VEC” and, together jointly and severally with VEI, “Velocity”), Banc of America Commercial Finance Corporation (“BACFC”), Banc of America Leasing & Capital, LLC (“BALC”), John Hancock Life Insurance Company (“JHLIC”), Hancock Mezzanine Partners, L.P. (“HMP” and, together jointly and severally with BACFC, BALC and JHLIC, the “Lenders”), Charles F. Short, III, Sidewinder Holdings, Ltd. and Sidewinder, N.A., Ltd (“Sidewinder NA” and, together jointly and severally with Charles F. Short, III and Sidewinder Holdings, Ltd., the “Sidewinder Parties”).

RECITALS

A. WHEREAS VEI is the plaintiff and cross-defendant with respect to the Lenders and the Lenders are defendants and cross-claimants with respect to VEI in Velocity Express, Inc. v. Banc of America Commercial Finance Corp., California Superior Court, Santa Clara County (the “Court”), Case No. 1-03-CV-81875 (the “Action”).

B. WHEREAS VEI is a wholly-owned subsidiary of VEC.

C. WHEREAS the Sidewinder Parties were defendants in the Action with respect to VEI.

D. WHEREAS Sidewinder NA was a cross-complainant in the Action with respect to the Lenders, which cross-complaint was severed and stayed by the Court’s Order Granting Motion to Sever and Stay Cross-Complaint of Sidewinder, N.A., Ltd. (filed February 2, 2005).

E. WHEREAS the Action concerned the parties’ respective rights and obligations in regard to each other with respect to that certain Mobile Information Systems, Inc. Service Agreement (entered into as of September 17, 1997) (the “Subscription Agreement”) between VEI (then known as Corporate Express Delivery Systems) and Mobile Information Systems, Inc. (“MIS”), which Subscription Agreement MIS later assigned to its affiliate, Mobile Information Systems Finance Company, Inc. (“MISF”).

F. WHEREAS on July 29, 2005, the Court in the Action entered its Order re: Motions for Summary Judgment, Motion for Summary Adjudication, and Motion to Bifurcate (the “Lenders/Sidewinder Summary Judgment Grant”) granting the Lenders summary judgment against VEI as set forth therein.

G. WHEREAS the Lenders/Sidewinder Summary Judgment Grant also granted the Sidewinder Parties’ motion for summary judgment against VEI with respect to VEI’s claims against the Sidewinder Parties.

H. WHEREAS the Court granted the Sidewinder Parties judgment against VEI with respect to VEI’s claims against them via its Judgment by Court (filed August 17, 2005).

I. WHEREAS on July 20, 2005, the Court in the Action entered its Order re: Motion for Summary Judgment (the “VEI Summary Judgment Denial”) denying Velocity’s motion for summary judgment against the Lenders as set forth therein.

J. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received in the Action was set to commence on September 26, 2005, having been continued from August 29, 2005 by the Agreement re: Continuance of Trial among the parties and the Court’s Notice of Scheduled Trial Date (filed August 26, 2005).

K. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a second time from September 26, 2005 to October 24, 2005 by means of the Stipulation and Order to Continue Trial to October 24, 2005 (filed September 23, 2005).

L. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a third time from October 24, 2005 until November 21, 2005 pursuant to the Stipulation and Order to Continue Trial Date Until November 21, 2005 (filed October 21, 2005).

M. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a fourth time from November 21, 2005 until December 5, 2005 pursuant to court order.

N. WHEREAS in light of, among other things, the Judgment by Court, the Lenders/Sidewinder Summary Judgment Grant, the VEI Summary Judgment Denial and the financial condition of VEI and VEC, the parties wish to resolve the Action without further cost and risk of litigation.

NOW THEREFORE, the parties hereto hereby agree that:

1. Incorporation of Recitals. The Recitals above are hereby incorporated into the parties’ agreement.

2. VEI’s Admissions of Indebtedness. VEI admits to the following separate and independent debts as of August 29, 2005:

A. VEI admits that it is justly indebted to BACFC in the sum of $3,392,300.13 (the “BACFC Indebtedness”) plus interest at the California judgment rate of 10% per annum from and after August 29, 2005 pursuant to the Lenders/Sidewinder Summary Judgment grant.

B. VEI admits that it is justly indebted to JHLIC in the sum of $4,083,944.26 plus interest at the California judgment rate of 10% per annum from and after August 29, 2005 (the “JHLIC Indebtedness”) pursuant to the Lenders/Sidewinder Summary Judgment grant.

C. VEI admits that it is justly indebted to HMP in the sum of $2,596,195.74 plus interest at the California judgment rate of 10% per annum from and after August 29, 2005 (the “HMP Indebtedness” and, together with the JHLIC Indebtedness and the BACFC Indebtedness, the “Respective Indebtednesses”) pursuant to the Lenders/Sidewinder Summary Judgment grant.

3. Lenders’ Acceptance of Partial Satisfaction of Debt. The Lenders agree that they will accept the consideration set forth in paragraph 4 below in full satisfaction of their Respective Indebtednesses provided that: (1) Velocity complies with the provisions of paragraph 4 hereof, subject to the last sentence of this paragraph 3 regarding notice and cure; (2) Velocity is not otherwise in breach of this Agreement, subject to the last sentence of this paragraph 3 regarding notice and cure; and (3) a petition under 11 U.S.C. sections 301 or 303 (or any modifications or replacements thereof) is not filed by or against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, or any other insolvency proceeding (including, without limitation, an assignment for the benefit of creditors) is not commenced by or against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, for 375 days after the last transfer of consideration by Velocity to any or all of the Lenders is “perfected” or “made” within the meaning of 11 U.S.C. section 547(e) (or any modification or replacement thereof), which petition or insolvency proceeding, if filed against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, is not dismissed within sixty (60) days of the date of filing. Items (1), (2) and (3) of this paragraph 3 are hereinafter known as the “Conditions” and the date calculated under Item (3) shall be known hereinafter as the “Condition Date”). The Lenders agree that (a) no default or breach shall occur with respect to any payment obligation hereunder until five (5) business days after the date when any payment required hereunder was to have been made, provided, however, that the five (5) business day grace period shall no longer apply, and any payments shall be considered in default if not received strictly on their due dates following the third payment hereunder that is made after the date such payment was due, and (b) no default or breach shall occur with respect to any obligation of Velocity hereunder (other than those set forth in clause (a) of this paragraph 3 and with respect to the issuance and registration of the Velocity Shares (as set forth in paragraph 4C. below) until thirty (30) days have passed following written notice from Lenders to Velocity that any such obligation has not been satisfied in accordance with the terms hereof.

4. Consideration from Velocity. Velocity shall provide the Lenders with the following consideration (the “Settlement Consideration”):

A. Not later than December 7, 2005, VEI shall pay the Lenders $810,000.00 in cash, by certified cashier’s check or wire transfer (such methods of payment hereinafter being payments “in good funds”) in addition to the $120,000 that VEI paid to the Lenders pursuant to the Agreement re: Continuance of Trial.

B. Not later than the fifteenth day of each month, beginning on December 15, 2005, VEI shall pay the Lenders 34 consecutive equal payments of $65,000.00 each in good funds and a final payment on October 15, 2008 in the amount of $20,000.

C. No later than December 15, 2005, Velocity shall cause VEC to issue 500,000 shares of Common Stock, par value $0.004 (the “Velocity Shares”), to the

Lenders directly and/or entities to be designated in writing by the Lenders (the “Designees”), which designation shall be delivered to Velocity no later than December 8, 2005, provided, however, that if delivery of such designation occurs after December 21, 2005, Velocity’s obligation to deliver the Velocity Shares shall be extended until five (5) business days after the date Velocity receives such designation, and which designation shall include the following for each Lender and Designee: full legal name, address, tax identification number and shares to be issued, and the execution and delivery by each Designee (other than Sidewinder Holdings, Ltd. which is a signatory to this Settlement Agreement and makes the representations set forth in paragraph 4.C.(v)) of an Investment Agreement in the form annexed hereto as Exhibit A. Lenders hereby acknowledge that when issued, the Velocity Shares will be not be registered and will therefore be restricted stock.

(i) VEC hereby agrees to use its best efforts to file a registration statement with the United States Securities and Exchange Commission (the “Registration Statement”), and to cause such Registration Statement to become effective on or before February 28, 2006, at which time the Velocity Shares shall be fully registered and tradable on the NASDAQ-SCM stock market. All expenses associated with the preparation and filing of the Registration Statement (including up to $10,000 of counsel fees for the review of such Registration Statement by one counsel for all Lenders) shall be paid by Velocity; provided, however, that if VEC is unable to cause such Registration Statement to become effective on or before February 28, 2006 for any reason whatsoever, upon written notice by VEC to the Lenders of such failure given prior to February 28, 2006, VEC shall automatically receive an extension of such deadline for causing a Registration Statement to become effective with respect to the Velocity Shares until May 31, 2006. VEC will notify the Lenders and each Designee when a Registration Statement has become effective with respect to the Velocity Shares and that the Velocity Shares are fully registered for trading without restriction on the NASDAQ-SCM stock market. Subject to the obligation of VEC to purchase the Velocity Shares pursuant to Section 4C.(iv)(z), it shall be a default under this Agreement without notice or right to cure if for any reason a Registration Statement is not effective on or before May 31, 2006 with respect to the Velocity Shares or if for any reason by and on May 31, 2006, the Velocity Shares are not fully registered for trading without restriction on the NASDAQ-SCM stock market.

(ii) In the event that the Common Stock of VEC as traded on the NASDAQ-SCM stock market does not maintain a minimum price of at least $6.00 per share for five (5) consecutive trading days on the NASDAQ-SCM stock market during the period commencing on the effective date of the Registration Statement and expiring on the earlier of (x) twelve (12) months thereafter and (y) March 31, 2007 (the “Price Protection Period”), VEC agrees to deliver to the Lenders and/or their Designees within fifteen (15) days following the end of such twelve (12) month period but in no event later than April 15, 2007, at its election, either (A) a number of additional fully registered and tradable shares of Common Stock of VEC as determined by the following formula ((X*$6.00*1.05)/Y) - X (the

“Price Protection Shares”), or (B) an amount in good funds determined by the following formula: (X*$6.00) – (X*Y), in either event, allocated among the Lenders and/or Designees in the same proportion that the Velocity Shares then held by such Lenders and/or Designees are allocated. The number of Price Protection Shares to be issued shall be calculated on the first business day after the expiration of the Price Protection Period (the “Protection Expiration Date”). Notwithstanding the foregoing, within five (5) business days following the end of the Price Protection Period, each Lender and/or its Designee shall have the right to notify Velocity in writing that it desires to sell its Velocity Shares within the forty (40) day period immediately following the Price Protection Period (the “Post Price Protection Period Sale Window”), in which event Velocity shall have the right, exercised by written notice to such Lender or its Designee no later than ten (10) business days following expiration of the Price Protection Period, to manage such sale, including by selecting a selling broker and imposing rules on the number of shares to be sold each day. If the average sales price on a Lender by Lender and Designee by Designee basis for any Velocity Shares sold during the Post Price Protection Period Sale Window is less than $6.00 per share, then VEI hereby agrees, at its sole option, no later than forty-five (45) days following the expiration of the Price Protection Period, to either (i) pay in good funds to Lender or its Designee the difference between the aggregate proceeds from the sale of the Velocity Shares and the proceeds that such Lender and/or its Designee would have been realized upon the sale of such Velocity Shares if the price per share had been $6.00 (the “Post Price Protection Period Sale Window Shortfall Amount”), or (ii) deliver to Lender or its Designee such number of additional shares of Common Stock of VEC as determined by multiplying the Post Price Protection Period Sale Window Shortfall Amount by 1.05 and then dividing by the average trading price of the Common Stock of VEC as traded on the NASDAQ-SCM for the five (5) consecutive trading days prior to the Protection Expiration Date. For purposes of this paragraph 4C.(ii), the terms set forth below shall have the meaning set forth below:

X means the aggregate number of Velocity Shares held by the Lenders and their Designees as of the Protection Expiration Date; and

Y means the average trading price of the Common Stock of VEC as traded on the NASDAQ-SCM for the five (5) consecutive trading days prior to the Protection Expiration Date.

For the avoidance of doubt, the parties hereto agree that with respect to any Velocity Shares sold by the Lenders or their Designees prior to expiration of the Price Protection Period, this paragraph 4C.(ii) shall not apply. Notwithstanding any provision of this paragraph 4C.(ii), in no event shall the total number of shares issuable by Velocity, including Price Protection Shares, exceed 19.9% of Velocity’s outstanding shares on the date of this Agreement and if such would otherwise be the result, Velocity will elect to pay an amount in good funds (rather than by delivery of Shares) for such Shares issuable by Velocity which would exceed 19.9%, determined by either (x) the formula set forth in paragraph 4.C.(ii)(B) or (y) the Post Price Protection Period Sale Window Shortfall Amount, as applicable.

(iii) No later than December 15, 2005, Velocity shall cause VEC to reserve from authorized but unissued Common Stock of VEC 401,500 shares representing the Price Protection Shares. The number of shares reserved pursuant to the preceding sentence shall have no effect on the number of shares which VEC is required to deliver pursuant to paragraph 4C.(ii) above, which number of shares shall be determined in accordance with paragraph 4C.(ii) above.

(iv) In the event that (x) at any time prior to the termination of the Price Protection Period, the Common Stock of VEC ceases to be listed on the NASDAQ-SCM and/or is traded on “pink sheets” for a period of more than ninety (90) days, or (y) if such termination of listing or “pink sheets” trading is occurring at the time of the expiration of the Price Protection Period, or (z) VEC has not caused the Velocity Shares to be registered in accordance with paragraph 4C. and VEC has notified the Lenders and the Designees on or before May 31, 2006 that, despite their best efforts, it was unable to cause the Velocity Shares to be registered, then no later than five (5) business days after May 31, 2006 (without any cure period), VEI hereby agrees to purchase from Lenders and/or the Designees all Velocity Shares then held by them by paying to them in good funds an aggregate amount equal to all Velocity Shares held by the Lenders and/or Designees multiplied by the greater of $6.00 per share and the average trading price for shares of common stock of VEC for the five trading days ending on May 31, 2006.

(v) The Lenders and Sidewinder Holdings, Ltd. hereby make, and Lenders will cause the Designees, immediately prior to receipt for the Velocity Shares, to make, the following representations to VEC:

(a) The Velocity Shares to be received by each Lender, Sidewinder Holdings, Ltd. or Designee will be acquired for such person’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933 (the “1933 Act”), and such person has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to person’s right at all times to sell or otherwise dispose of all or any part of such Velocity Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender, Sidewinder Holdings, Ltd. or Designee to hold the Velocity Shares for any period of time.

(b) Each Lender, Sidewinder Holdings, Ltd. and Designee acknowledges that it can bear the economic risk and complete loss of its investment in the Velocity Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the issuance of the Velocity Shares contemplated hereby.

(c) Each Lender, Sidewinder Holdings, Ltd. and Designee has had an opportunity to receive all information related to Velocity requested by it and to ask questions of and receive answers from Velocity regarding the corporations, their businesses and the terms and VEC’s conditions of the offering of the Securities. Each Lender, Sidewinder Holdings, Ltd. and Designee acknowledges receipt of copies of VEC’s 10-K for the year ended July 2, 2005 and all reports required to be filed since such report pursuant to the 1934 Act. Neither such inquiries nor any other due diligence investigation conducted by such Lender, Sidewinder Holdings, Ltd. or Designee shall modify, amend or affect the right of such Lender, Sidewinder Holdings, Ltd. or Designee to rely on the representations and warranties made by VEI and VEC contained in this Agreement.

(d) Each Lender, Sidewinder Holdings, Ltd. and Designee understands that the Velocity Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from VEC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(e) Each Lender, Sidewinder Holdings, Ltd. and Designee understands that, except as provided below, certificates evidencing Velocity Shares may bear the following or any similar legend:

“The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities are sold pursuant to Rule 144(k), or (iii) Velocity Express Corporation has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933.”

In addition, if required by the authorities of any state in connection with the issuance of sale of the Velocity Shares, the Velocity Shares may also bear the legend required by such state authority.

(f) Each Lender, Sidewinder Holdings, Ltd. and Designee is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

D. Velocity may prepay any of the sums in subparagraphs A through C without penalty, but shall receive no discount for doing so. Should Velocity breach this Agreement such that the sums set forth in paragraph 3 shall remain due and owing, any sums paid by Velocity under subparagraphs A through C shall be applied to principal, interest, costs and fees at the Lenders’ sole discretion.

E. VEI shall pay all sums due under this paragraph 4 to:

Bank of America, N.A.

100 N. Tryon Street, Charlotte, NC

ABA Number: 0260-0959-3

Account Number: 009370015315

Attention: Stuart Schwartz

Reference: Velocity Express

Beneficiary Name: Banc of America Leasing

Beneficiary Address: 231 S. LaSalle Street, Chicago, IL

It shall be the responsibility of BALC to cause such payments to be distributed among the Lenders per their respective rights and agreements, and provided that BALC actually receives such payments from Velocity, BALC shall indemnify and hold Velocity harmless from and against any claims, costs or expenses (including reasonable attorneys fees) incurred by Velocity as a result of a claim by any of the Lenders that BALC failed to properly distribute any payment made by Velocity hereunder.

5. Stipulation for Judgment; Satisfaction.

A. VEI and the Lenders shall request the Court to retain jurisdiction over this Action pursuant to California Code of Civil Procedure section 664.6 to enforce this Agreement if and when any of the Conditions is not satisfied in accordance with the terms of this Agreement, such enforcement to be by means of the entry of a judgment in favor of the Lenders against VEI in the form of Exhibit B hereto (the “Stipulated Judgment”), provided, however, that all payments by VEI under this Agreement or the Agreement re: Continuance of Trial shall be credited against the total amount of the Stipulated Judgment in determining what sums are actually due thereunder. Concurrently with the execution and delivery of this Agreement, VEI shall execute and deliver an original of the Stipulated Judgment to counsel for the Lenders.

B. In the Stipulated Judgment, VEI will be given credit for any payments made to BA and Hancock pursuant to this Agreement from August 26, 2005, and thereafter (subject to the provisions of paragraph 4D). For purposes of the preceding sentence, (a) any Securities issued by VEC to any Lender or Designee pursuant to this Agreement will be valued at either (i) if such Securities were not sold by such Lender or Designee prior to such Lender or Designee making written demand for their portion of the judgment balance, the lesser of (x) 80% of the average trading price of the Common Stock of VEC on the NASDAQ-SCM on the trading day immediately preceding the date such lender or Designee makes written demand for their portion of the judgment balance; or (y) $0 if (1) the Common Stock of VEC is not traded on the NASDAQ-SCM on every trading day during the period commencing on the date such Lender or Designee makes written demand for their payment of the judgment balance and ending thirty (30) days following entry by the Court of the Stipulated Judgment or (2) the Velocity Shares were not fully registered for trading without restriction on the NASDAQ-SCM stock market prior to such Lender or Designee making written demand for their portion of the judgment balance, or (ii) if such stock was sold by such Lender or Designee prior to such Lender or Designee making written demand for their portion of the judgment balance, the actual net sale proceeds, and (b) the valuation described in the preceding clause shall be made separately for each Lender and Designee depending on when and if each Lender or Designee makes written demand for payment of their portion of the judgment balance.

C. If the value of the Securities is deemed to be $0 for purposes of entry of the Stipulated Judgment as determined pursuant to paragraph 5B. above, at the time that Velocity satisfies such Stipulated Judgment, Lender shall deliver (or shall cause the Designee’s to deliver) to VEC all Securities issued by VEC to Lender (or the Designee’s) and held at the time of such satisfaction by such Lender as of the date that written demand is made for entry of such Stipulated Judgment, provided that if Lender or its Designee shall have sold such Securities after the date on which the value was deemed to be $0 for purposes of entry of the Stipulated Judgment, Velocity shall receive a credit against amounts due pursuant to the Stipulated Judgment equal to the actual net sale proceeds of Securities actually sold. Nothing in this Agreement restricts any Lender’s or Designee’s right to sell any Velocity Shares whether or not the value thereof is deemed to be $0.

6. Dismissal by VEI. VEI shall dismiss the Second Amended Complaint in the Action with prejudice not later than December 5, 2005.

7. Fees and Costs. VEI shall bear its own fees and costs with respect to the Action.

8. Dismissal by Lenders. Not later than two weeks after all of the Conditions are satisfied, the Lenders shall dismiss their cross-complaints against VEI in the Action with prejudice, provided that the Lenders covenant not to seek entry of the Stipulated Judgment until and unless the Conditions have not been satisfied, subject to any notice and cure periods set forth in paragraph 3 above. To the extent permitted, the fees and costs of the Lenders are included in their Respective Indebtnesses as found by the Court in the Lenders/Sidewinder Summary Judgment Grant.

9. Release by Velocity.

A. Excepting any obligations created or expressly preserved by this Agreement, Velocity, on behalf of itself and its respective parents, subsidiaries, predecessors, successors, assigns, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on its behalf, does hereby forever, fully and completely release and discharge the Lenders and the Sidewinder Parties and, where applicable, their respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement, MIS or MISF or any claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement (the “Velocity Release”).

B. The Velocity Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which Velocity does not now know or suspect to exist in its favor, which if known by it would materially have affected its decision to enter into the Velocity Release. Without limiting the generality of the foregoing, Lender agrees that the Velocity Release does not release it or any person from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to that certain Amended and Restated Loan and Security Agreement dated November 26, 2003 or any instrument, document, or agreement related thereto.

C. Velocity acknowledges and agrees that it has been informed by its attorneys and advisors of, and that it is familiar with and hereby expressly waives, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that it may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

10. Release by Lenders.

A. Excepting any obligations created or expressly preserved by this Agreement, effective as of the Condition Date, and when and as of the date that the Conditions have been satisfied, the Lenders, on their respective behalves and their respective parents, subsidiaries, predecessors, successors, assigns, heirs, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on their respective behalves, do hereby forever, fully and completely release and discharge Velocity and its respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement,

MIS or MISF or the Claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement (the “Lender Release”) and shall not include, without limitation, any claims arising out of or related to any lender/borrower or like relationship of any of the releasing parties herein with Velocity.

B. The Lender Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which Lenders do not now know or suspect to exist in its favor, which if known by them would materially have affected their decision to enter into the Lender Release. The Lender Release will not extend to any claim arising out of or in any way related to anything other than the Subscription Agreement, MIS, MISF or the Claims in the Action. Without limiting the generality of the foregoing, Velocity agrees that the Lender Release does not release it or any person from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to that certain Amended and Restated Loan and Security Agreement dated November 26, 2003 or any instrument, document, or agreement related thereto.

C. The Lenders acknowledge and agree that they have been informed by their attorneys and advisors of, and that they are familiar with and hereby expressly waive, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that they may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

11. Release by Sidewinder Parties.

A. Excepting any obligations created or expressly preserved by this Agreement, effective as of the Condition Date, and when and as of the date that the Conditions have been satisfied, the Sidewinder Parties, on their respective behalves and their respective parents, subsidiaries, predecessors, successors, assigns, heirs, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on their respective behalves, do hereby forever, fully and completely release and discharge Velocity and its respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to any equipment delivered to Velocity pursuant to or in connection with the Subscription Agreement (the “Sidewinder Release”).

B. The Sidewinder Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which the Sidewinder Parties do not now know or suspect to exist in its favor, which if known by them would materially have affected their decision to enter into the Sidewinder Release.

C. The Sidewinder Parties acknowledge and agree that they have been informed by their attorneys and advisors of, and that they are familiar with and hereby expressly waives, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that they may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

12. Velocity’s Representations and Warranties.

A. Due Authorization. The execution, delivery, and performance by Velocity of this Agreement is within Velocity’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by Velocity of this Agreement do not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of Velocity, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon Velocity or any assets of Velocity. Velocity further represents and warrants that the person executing this Agreement has the authority to execute and deliver this Agreement on behalf of Velocity.

B. Enforceability. This Agreement constitutes a binding and valid obligation of Velocity, enforceable against Velocity in accordance with its terms.

C. Warranty of Non-Assignment. Velocity hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

13. Lenders’ Representations and Warranties.

A. Due Authority. The execution, delivery, and performance by each of the Lenders of this Agreement is within each respective Lender’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by each respective Lender of this Agreement does not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of that Lender, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon that Lender or any assets of that Lender. Each of the Lenders further represent and warrant that the person executing this Agreement on its behalf has the authority to execute and deliver this Agreement on its behalf.

B. Enforceability. Each Lender represents this Agreement constitutes a binding and valid obligation of that Lender, enforceable against Lender in accordance with its terms.

C. Warranty of Non-Assignment. Each Lender hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

14. Sidewinder Parties’ Representations and Warranties.

A. Due Authority. The execution, delivery, and performance by each of the Sidewinder Parties of this Agreement is within each respective Sidewinder Parties’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by each of the respective Sidewinder Parties of this Agreement does not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of that party, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon that party or any assets of that party. Each of the Sidewinder Parties further represent and warrant that the person executing this Agreement on its behalf has the authority to execute and deliver this Agreement on its behalf.

B. Enforceability. Each of the Sidewinder Parties represents this Agreement constitutes a binding and valid obligation of that party, enforceable against that party in accordance with its terms.

C. Warranty of Non-Assignment. Each of the Sidewinder Parties hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

15. Time of the Essence. Time is of the essence of this Agreement and each and every provision thereof.

16. Attorneys’ Fees and Costs. The parties agree that each party shall bear its own attorneys’ fees and costs incurred in connection with the negotiation and preparation of this Agreement. However, in the event of a dispute relating to the failure to comply with any term or condition of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred after execution of this Agreement.

17. Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

18. Applicable Law. This Agreement, and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

19. Integration. This Agreement constitutes the full and final agreement between the parties with respect to the subject matter hereof, and this Agreement may not be modified or amended except by written instrument, signed by each of the parties hereto, expressing such amendment or modification. Each of the parties warrant, promise, and represent that in executing this Agreement they are not relying upon any oral representation, promise or statement and that they are not relying upon any promise, statement, or representation contained in any other written instrument.

20. Representation by Counsel. Each of the parties, at all times material hereto, have had the opportunity to consult with legal counsel of its own choosing concerning the rights affected by this Agreement, the form and content of this Agreement, and the advisability of executing it.

21. Headings. Section headings used in this Agreement are for convenience only and shall not affect this Agreement.

22. Counterparts. This Agreement may be signed in one or more counterparts but all of the counterparts shall constitute one Agreement. This Agreement shall be effective when executed by all of the parties hereto.

23. Signature by Facsimile. Signature by facsimile of this Agreement shall be considered an original signature.

24. Neutral Interpretation. This Agreement and any documents and instruments executed in connection with this Agreement constitute the product of the negotiation of the parties hereto and in the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

25. Severability. In the event that any provision of this Agreement or portion thereof is held by a court of competent jurisdiction to be unenforceable or invalid, the validity and enforceability of the enforceable portion of any such provision and of the remaining provisions of this Agreement shall not be adversely affected.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

27. WAIVER OF JURY TRIAL. IN ANY ACTION TO ENFORCE OR INTERPRET THE TERMS HEREOF, OR INVOLVING THIS AGREEMENT, THE PARTIES HERETO, AND EACH OF THEM, KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, RIGHT OR REMEDY, WHETHER ARISING IN CONTRACT, TORT, AT LAW OR IN EQUITY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND CONSENT TO A COURT TRIAL BEFORE A JUDGE.

28. Notices. Notices, demands, and all other communications between the parties pursuant to this Agreement shall be in writing and transmitted by fax or nationally-recognized overnight courier, and shall be effective on the next business day after the fax is machine confirmed or on the business day the courier attempts delivery:

To any of the SIDEWINDER

PARTIES/SHORT:

Sidewinder Holdings Ltd.

Ian J. Pye

Nine Parkway North

Suite 500

Deerfield, Illinois 60015

Telephone No.: (847) 964-2748

Telefacsimile: (847) 964-8262

and

Sidewinder N.A.

George Best

635 Fritz Drive

Suite 105

Coppell, Texas 75019

Telephone No.: (972) 304-4304

Telefacsimile: (972) 304-3287

and

Charles F. Short, III

26 Beach Road

Belvedere, California 94920

Telephone No.: (415) 435-0177

all with a copy to:

Bruce D.M. Prescott, Esq.

Trump Alioto Trump & Prescott, LLP

2201 Walnut Avenue, Suite 200

Fremont, California 94538

Telephone No.: (510) 790-0900

Telefacsimile: (510) 790-4856

To BALC or BACFC:

c/o BAL Global Finance, LLC

Mailcode IL-1-231-16-46

231 South LaSalle Street, 16th Floor

Chicago, Illinois 60604

Attention: Stuart R. Schwartz

Telephone No.: (312) 828-1080

Telefacsimile: (312) 974-5560

with a copy to:

Adam Lewis, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone No.: (415) 268-7000

Telefacsimile: (415) 268-7522

To JHLIC or HMP:

John Hancock Financial Services, Inc.

200 Clarendon Street

Boston, Massachusetts 02117

Attention:Karen V. Morton, Esq.

Vice President and Counsel

Telephone No.: (617) 572-9201

Telefacsimile: (617) 572-1565

with a copy to:

Adam Lewis, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone No.: (415) 268-7000

Telefacsimile: (415) 268-7522

To VEI or VEC:

Velocity Express, Inc.

1 Morningside Drive

Suite 200

Westport, Connecticut 06880

Attention: Vince Wasik

Telephone No.: (203) 226-7664

Telefacsimile: (203) 226-8011

with a copy to:

Michael M. Rosenbaum, Esq.

Budd Larner, P.C.

150 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Telephone No.: (973) 379-4800

Telefacsimile: (973) 379-7734

2

and

Wesley C. Fredenburg, Esq.

Velocity Express Corporation

620 Olson Memorial Highway

Minneapolis, Minnesota 55411

Telephone No.: (612) 337-4525

Telefacsimile: (612) 337-4588

Any party may designate a new address by providing proper notice to all of the other parties.

29. Venue. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of Santa Clara and County of San Francisco, State of California, or the federal courts located in the Northern District of California.

[Signature Pages Follow]

3

[Signature Pages]

The undersigned have read, understand and agree to all of the terms and conditions of this Agreement.

Dated: December , 2005	SIDEWINDER, N.A., LTD.

By:
Name:
Its:

Dated: December , 2005	SIDEWINDER HOLDINGS, LTD.

By:
Name:
Its:

Dated: December , 2005	CHARLES F. SHORT, III

By:
Name:

Dated: December , 2005	HANCOCK MEZZANINE PARTNERS, L.P.

By:
Name:
Its:

Dated: December , 2005	JOHN HANCOCK LIFE INSURANCE COMPANY

By:
Name:
Its:

[Signatures Continue Next Page]

4

[Continued Signature Pages]

Dated: December , 2005	BANC OF AMERICA LEASING & CAPITAL, LLC

By:
	Name:	Stuart R. Schwartz
	Its:	Senior Vice President

Dated: December , 2005	BANC OF AMERICA COMMERCIAL FINANCE CORPORATION

By:
	Name:	Stuart R. Schwartz
	Its:	Senior Vice President

Dated: December , 2005	VELOCITY EXPRESS, INC.

By:
Name:
Its:

Dated: December , 2005	VELOCITY EXPRESS CORPORATION

By:
Name:
Its:

5

EXHIBIT A

INVESTMENT AGREEMENT

Velocity Express Corporation

One Morningside Drive North, Bldg. B, Suite 300

Westport, CT 06880

The undersigned (“Investor”), hereby confirms its agreement with you as follows:

1. This Investment Agreement (the “Agreement”) is made as of the date set forth below by and between Velocity Express Corporation, a Delaware corporation (the “Company”), and Investor.

2. In connection with that certain Settlement Agreement and Mutual Release dated December     , 2005, by and among Velocity Express, Inc., formerly known as Corporate Express Delivery Systems (“VEI”), Velocity Express Corporation (“VEC” and, together jointly and severally with VEI, “Velocity”), Banc of America Commercial Finance Corporation (“BACFC”), Banc of America Leasing & Capital, LLC (“BALC”), John Hancock Life Insurance Company (“JHLIC”), Hancock Mezzanine Partners, L.P. (“HMP” and, together jointly and severally with BACFC, BALC and JHLIC, the “Lenders”), Charles F. Short, III, Sidewinder Holdings, Ltd. and Sidewinder, N.A., Ltd (“Sidewinder NA” and, together jointly and severally with Charles F. Short, III and Sidewinder Holdings, Ltd., the “Sidewinder Parties”), hereinafter the “Settlement Agreement,” the Company has authorized the issuance of 500,000 shares of the Company’s Common Stock to be issued to the Lenders directly and/or entities to be designated in writing by the Lenders (“Designees”), pursuant to the conditions of Section 4.C of the Agreement. The Settlement Agreement is incorporated herein by reference. For the purposes of this Agreement, capitalized terms not otherwise defined shall have the meanings set forth or defined in the Settlement Agreement.

3. Investor is a Designee of one or more of the Lenders and agrees to acquire from the Company. The Company will issue to Investor,              shares of Common Stock registered, unless otherwise requested by Investor in Exhibit A, in Investor’s name and address set forth below. Investor has executed and delivered the Investor Questionnaire attached hereto as Exhibit B.

4. Investor has received a copy of, and has reviewed, the Settlement Agreement, and agrees to be bound by the terms and conditions thereof insofar as they relate to the Velocity Shares, including, but not limited to the following paragraphs thereof: Paragraph 4.C; 4.D; 5.B; 5.C; and by the representations and warranties set forth in Paragraph 13 as if Investor had made such representations and warranties in the Settlement Agreement and this Agreement, and amendment or waiver of the Settlement Agreement by the parties thereto.

5. Notwithstanding the terms and conditions of the Settlement Agreement, Investor agrees that it shall have no right or remedy as a Lender for purposes of paragraph 3 of the Settlement Agreement; no right or remedy of a Lender arising out of a default by the Company with respect to the Company’s obligations under Paragraph 4.C(i).

6

6. Investor hereby makes, warrants and represents the representations and warranties set forth in paragraph 4.C(v) of the Settlement Agreement as if Investor were a party thereto. Such representations shall be deemed made as of the date a Lender designates Investor as a Designee pursuant to paragraph 4.C of the Settlement Agreement.

7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. (“NASD”) member. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

8. The remaining terms and conditions of the Settlement Agreement contained in paragraphs 16 through 28 of the Settlement Agreement are incorporated in this Agreement by reference.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: , 200

“INVESTOR”:

By:

Print Name:

Title:

Telephone Number:

Telefacsimile:

Address:

AGREED AND ACCEPTED:
Velocity Express Corporation

By:	Wesley Fredenburg
Title:	Secretary

7

EXHIBIT A

VELOCITY EXPRESS CORPORATION

STOCK CERTIFICATE QUESTIONNAIRE

Pursuant to Section 4 of the Agreement, please provide us with the following information:

1. The exact name that your Shares are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:	____________________________________

2. The relationship between the Investor and the registered holder listed in response to item 1 above:	____________________________________

3. The mailing address of the registered holder listed in response to item 1 above:	____________________________________

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:	____________________________________

A-1

EXHIBIT B

VELOCITY EXPRESS CORPORATION

INVESTOR QUESTIONNAIRE

(all information will be treated confidentially)

To: Velocity Express Corporation:

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of Common Stock, par value $0.004 per share (the “Shares”), of Velocity Express Corporation (the “Company”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4 of the Securities Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemption from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Securities Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A. BACKGROUND INFORMATION

Name:

Business Address:

(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number:	( )

Residence Address:

(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number:	( )

If an individual:

Age:	Citizenship:	Where registered to vote:

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

State of formation:	Date of formation:

Social Security or Taxpayer Identification No.

Send all correspondence to (check one): Residence Address	Business Address

B. STATUS AS ACCREDITED INVESTOR

The undersigned is an “accredited investor” as such term is defined in Regulation D under the Securities Act, as at the time of the sale of the Shares the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

             (1) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;1

             (2) a private business development company as defined in Section 202(a)(22) of the Investment Adviser Act of 1940;

             (3) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

             (4) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Shares exceeds $1,000,000;

             (5) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

             (6) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

             (7) an entity in which all of the equity owners are accredited investors (as defined above).

[1]	As used in this Questionnaire, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor's adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depreciation, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

C. REPRESENTATIONS

The undersigned hereby represents and warrants to the Company as follows:

1. Any purchase of the Shares would be solely for the account of the undersigned and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof.

2. The information contained herein is complete and accurate and may be relied upon by the Company, and the undersigned will notify the Company immediately of any material change in any of such information occurring prior to the closing, if any, with respect to the purchase of Shares by the undersigned or any co-purchaser.

3. There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the undersigned as reported in this Questionnaire.

4. The undersigned acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement (as such terms are defined in the Stock Purchase Agreement to which this Questionnaire is attached) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Securities and Exchange Commission or until the Company has amended or supplemented such Prospectus. The undersigned is aware that, in such event, the Shares will not be subject to ready liquidation, and that any Shares purchased by the undersigned would have to be held during such suspension. The overall commitment of the undersigned to investments which are not readily marketable is not excessive in view of the undersigned’s net worth and financial circumstances, and any purchase of the Shares will not cause such commitment to become excessive. The undersigned is able to bear the economic risk of an investment in the Shares.

5. The undersigned has carefully considered the potential risks relating to the Company and a purchase of the Shares, and fully understands that the Shares are speculative investments which involve a high degree of risk of loss of the undersigned’s entire investment. Among others, the undersigned has carefully considered each of the risks described under the headings “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 2, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarter ended October 1, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this          day of                     , 200  , and declares under oath that it is truthful and correct.

Print Name

By:
Signature
Title:
(required for any purchaser that is a corporation, partnership, trust or other entity)

EXHIBIT B

STIPULATED JUDGMENT